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                                                                       EXHIBIT 7

                                 AMENDMENT TO
                         AMP INCORPORATED PENSION PLAN

          This Amendment is made to the AMP Incorporated Pension Plan (the "Plan"), amended and restated effective January 1, 1989, and incorporating further amendments through January 1, 1995. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

          WHEREAS, the Company has determined that it is in its best interest and that of its stockholders to amend the Plan as set forth herein;

          NOW THEREFORE, in accordance with Section 10.1 of the Plan, the Plan shall be amended as follows, effective as of August 20, 1998:

          1. The definition of "change in control" contained in the Plan is amended in its entirety as follows:

          For purposes of this Plan, a change in control of the Corporation ("Change in Control") shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

          (a) any Person (as defined below) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its affiliates) representing 30% or more of either the then outstanding shares of common stock of the Corporation or the combined voting power of the Corporation's then outstanding securities; or

          (b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on on August 20, 1998, constitute the Board of Directors of the Corporation (the "Board") and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but
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              not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved; or

          (c) there is consummated a merger or consolidation of the Corporation with any other corporation or the issuance of voting securities of the Corporation in connection with a merger or consolidation of the Corporation (or any direct or indirect subsidiary of the Corporation) pursuant to applicable stock exchange requirements, other than (A) a merger or consolidation that would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 66 2/3% of the combined voting power of the voting securities of the Corporation, or such surviving entity or any parent thereof, outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its affiliates) representing 30% or more of either the then outstanding shares of common stock of the Corporation or the combined voting power of the Corporation's then outstanding securities; or

          (d) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets, other than a sale or disposition by the Corporation of all or substantially all of the Corporation's assets to an entity, at

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              least 70% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.

          For the purpose of this definition, "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include:

          (i)     the Corporation or any of its subsidiaries;

          (ii) a trustee or other fiduciary holding securities under an em ployee benefit plan of the Corporation or any of its subsidiaries;

          (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or

          (iv) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

          The effective date of this Amendment shall be August 20, 1998. Except as herein modified, the Plan shall remain in full force and effect.

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          IN WITNESS WHEREOF, the Company has executed this Amendment as of the date first set forth above.

                         AMP INCORPORATED



                         By:_________________________
                         Title: Chairman of the Board



                         And: ______________________
                         Title:  Corporate Secretary

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